Exhibit 99

General Electric Capital Corporation
Condensed Statement of Earnings

	Three months ended March 31
(In millions, Unaudited)	2012	2011	V %

Revenues
Revenues from services	$11,412	$12,994
Sales of goods	30	42
Total revenues	11,442	13,036	(12)%

Costs and expenses
Costs of sales, operating and administrative expenses	4,621	5,293
Interest	3,196	3,584
Investment contracts, insurance losses and insurance
annuity benefits	771	769
Provision for losses on financing receivables	863	1,140
Total costs and expenses	9,451	10,786	(12)%

Earnings from continuing operations before
income taxes	1,991	2,250	(12)%
Benefit (provision) for income taxes	(187)	(429)
Earnings from continuing operations	1,804	1,821	(1)%

Earnings (loss) from discontinued operations,
net of taxes	(217)	35

Net earnings	1,587	1,856	(14)%

Less net earnings attributable to
noncontrolling interests	12	31
Net earnings attributable to GECC	$1,575	$1,825	(14)%

Amounts attributable to GECC:
Earnings from continuing operations	$1,792	$1,790	—%
Earnings (loss) from discontinued operations, net of taxes	(217)	35
Net earnings attributable to GECC	$1,575	$1,825	(14)%

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General Electric Capital Corporation
Summary of Operating Segments

	Three months ended March 31
(In millions, Unaudited)	2012	2011	V %

Revenues
Commercial Lending and Leasing (CLL)	$4,442	$4,608	(4)%
Consumer	3,877	4,823	(20)%
Real Estate	836	907	(8)%
Energy Financial Services	239	345	(31)%
GE Capital Aviation Services (GECAS)	1,331	1,325	—%
Total segment revenues	10,725	12,008	(11)%
GECC corporate items and eliminations	717	1,028	(30)%
Total revenues	$11,442	$13,036	(12)%

Segment profit
CLL	$685	$554	24%
Consumer	829	1,241	(33)%
Real Estate	56	(358)	F
Energy Financial Services	71	112	(37)%
GECAS	318	306	4%
Total segment profit	1,959	1,855	6%
GECC corporate items and eliminations	(167)	(65)	U
Earnings from continuing operations
attributable to GECC	1,792	1,790	—%
Earnings (loss) from discontinued operations,
net of taxes, attributable to GECC	(217)	35	U
Net earnings attributable to GECC	$1,575	$1,825	(14)%

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General Electric Capital Corporation
Condensed Statement of Financial Position

	March 31,	December 31,
(In billions, Unaudited)	2012	2011

Assets
Cash & marketable securities	$124.0	$124.1
Inventories	–	0.1
Financing receivables - net	281.4	288.8
Property, plant & equipment - net	51.5	51.4
Goodwill & intangible assets	28.8	28.8
Other assets	85.8	88.9
Assets of businesses held for sale	0.6	0.7
Assets of discontinued operations	1.3	1.7

Total assets	$573.4	$584.5

Liabilities and equity
Borrowings and bank deposits	$431.9	$443.1
Investment contracts, insurance liabilities and insurance annuity benefits	30.2	30.2
Other liabilities	29.8	31.6
Liabilities of businesses held for sale	0.3	0.3
Liabilities of discontinued operations	1.2	1.5
GECC shareowner's equity	79.2	77.1
Noncontrolling interests	0.8	0.7

Total liabilities and equity	$573.4	$584.5

(3)